UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 14, 2005

FOOTHILL INDEPENDENT BANCORP

(Exact name of registrant as specified in its charter)

Delaware	0-11337	95-3815805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 South Grand Avenue, Glendora, California		91741
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (626) 963-8551

NOT APPLICABLE

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On December 15, 2005, First Community Bancorp, a California corporation (“First Community”), and Foothill Independent Bancorp, a Delaware corporation (“Foothill”), issued a joint press release announcing that they have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated December 14, 2005, under which Foothill will merge with into First Community for $238.0 million in consideration consisting of common shares of First Community for the outstanding common stock of Foothill and cash for the Foothill stock options. The transaction is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, as amended.

The definitive agreement provides a mechanism for determining an initial exchange ratio of approximately 0.4982 shares of First Community common stock for each Foothill share, based on the average closing price of First Community’s common stock over a 15 trading day measurement period preceding the signing of the Merger Agreement, which was $52.47 per share. On the basis of that ratio, and assuming all currently outstanding Foothill options are cancelled for cash, each Foothill shareholder would receive approximately $26.14 in First Community common stock for each of their Foothill shares. The initial exchange ratio and the number of First Community shares that each Foothill shareholder will receive will adjust subject to a 12.5% symmetrical collar, as more fully described in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by this reference.

The merger is subject to the approval of both First Community’s and Foothill’s shareholders and applicable banking regulators, as well as other customary closing conditions, and is expected to close during the second quarter of 2006. In connection with the merger, First Community will file a registration statement on Form S-4, which will include a prospectus of First Community and a joint proxy statement for each of First Community’s and Foothill’s special stockholder meetings, with the Securities and Exchange Commission.

Investors and security holders are advised to read the registration statement, prospectus and joint proxy statement when they become available because they will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and joint proxy statement (when available) and other documents filed by each of First Community and Foothill with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the registration statement, prospectus and joint proxy statement (when available) and other documents filed by First Community with the Securities and Exchange Commission may also be obtained from First Community Bancorp c/o Pacific Western National Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

Amendment to Amended and Restated Rights Agreement

In connection with the Merger Agreement, effective December 14, 2005, Foothill entered into an Amendment to Amended and Restated Rights Agreement (the “Amendment”) with Registrar and Transfer Company, as Rights Agent, which amended that certain Amended and Restated Rights Agreement, dated July 18, 2000, by and between Foothill and Registrar and Transfer Company, as Rights Agent, as amended (the “Rights Agreement”).

The Amendment provides that (i) neither First Community nor any of its Affiliates or Associates (each as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement) as a result of the approval and execution of the Merger Agreement or the completion of the transactions contemplated thereunder, (ii) no Stock Acquisition Date, Distribution Date or Triggering Event (each as defined in the Rights Agreement) shall be deemed to have occurred solely as a result of the approval and execution of the Merger Agreement or the completion of the transactions contemplated thereunder and (iii) the Rights Agreement shall automatically terminate immediately prior to the Effective Time (as defined in the Merger Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is attached to this Report:

Exhibit Number	Description

2.1*	Agreement and Plan of Merger dated December 14, 2005, by and between First Community Bancorp and Foothill Independent Bancorp.

4.1	Amendment to Amended and Restated Rights Agreement dated December 14, 2005, by and between Foothill Independent Bancorp and Registrar and Transfer Company, as Rights Agent.

* Schedules and similar attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOTHILL INDEPENDENT BANCORP

Date: December 16, 2005	By:	/s/ CAROL ANN GRAF
Carol Ann Graf Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger dated December 14, 2005, by and between First Community Bancorp and Foothill Independent Bancorp.

4.1	Amendment to Amended and Restated Rights Agreement dated December 14, 2005, by and between Foothill Independent Bancorp and Registrar and Transfer Company, as Rights Agent.

* Schedules and similar attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.